UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2007
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1000 East Hanes Mill Road	27105
Winston-Salem, NC	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (336) 519-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01.	Other Events.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 30, 2007, the Compensation and Benefits Committee of the Board of Directors (the “Committee”) of Hanesbrands Inc. (“Hanesbrands”), following a review of total compensation opportunities for Hanesbrands’ executive officers and a comparison of such opportunities to those available to executive officers of the companies in Hanesbrands’ benchmarking group, determined to increase the equity compensation component of the total compensation opportunity of Richard A. Noll, Hanesbrands’ Chief Executive Officer. Commencing in 2007, Mr. Noll will be awarded restricted stock units and stock options pursuant to the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Omnibus Incentive Plan”) with an aggregate value equal to 575% of his annual base salary. Mr. Noll previously received equity compensation with a value equal to 300% of his annual base salary. Based on the benchmarking, the Committee did not increase the equity compensation component of the total compensation opportunities of Hanesbrands other executive officers, which remain as the following percentages of such executive officers’ annual base salaries: 225%, for Lee A. Chaden, Hanesbrands’ Executive Chairman; 200%, for each of E. Lee Wyatt Jr., Hanesbrands’ Executive Vice President, Chief Financial Officer, Gerald W. Evans Jr., Hanesbrands’ Executive Vice President, Chief Supply Chain Officer, and Michael Flatow, Hanesbrands’ Executive Vice President, General Manager, Wholesale Americas; and 150%, for each of Kevin D. Hall, Hanesbrands’ Executive Vice President, Chief Marketing Officer, Joia M. Johnson, Hanesbrands’ new Executive Vice President, General Counsel and Corporate Secretary, Joan P. McReynolds, Hanesbrands’ Executive Vice President, Chief Customer Officer, and Kevin W. Oliver, Hanesbrands’ Executive Vice President, Human Resources. The annual base salaries of Hanesbrands’ executive officers remain unchanged, except that Ms. McReynolds’ annual base salary was increased from $275,000 to $300,000 and Ms. Johnson’s base salary was set at $330,000.
     The Committee also determined to grant equity awards to Hanesbrands’ executive officers and other employees eligible to receive equity awards under the Omnibus Incentive Plan on the second trading day following Hanesbrands’ release of earnings. Equity awards to executive officers and other employees are generally approved as a dollar amount, which on the grant date is converted into restricted stock units and, in the case of certain executive officers, options, in each case using the closing price of Hanesbrands common stock on the date of grant to determine the number of restricted stock units and options. The Committee believes that granting awards following the release of earnings allows sufficient time for the market to absorb the impact of earnings information before the trading price of Hanesbrands’ common stock is used to determine the number of restricted stock units and options that will be awarded, as well as the exercise price of any options awarded. Hanesbrands released its earnings information for the quarter and six-month transition period ended December 30, 2006 on February 1, 2007 and, as a result, the number of restricted stock units and options to be granted to each of the executives eligible to participate in the Omnibus Incentive Plan will be determined based upon the closing price of Hanesbrands common stock on Monday, February 5, 2007.
Item 8.01. Other Events.
     On February 1, 2007, Hanesbrands announced that its Board of Directors has granted authority for the repurchase of up to 10 million shares of Hanesbrands common stock. Share repurchases will be made periodically in open-market transactions, and are subject to market conditions, legal requirements and other factors. Additionally, Hanesbrands management has been granted authority to establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 in connection with share repurchases, which will allow Hanesbrands to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for Hanesbrands and certain of its officers and employees pursuant to Hanesbrands’ insider trading policy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

February 2, 2007	HANESBRANDS INC.
	By:	/s/ E. Lee Wyatt Jr.
E. Lee Wyatt Jr.
Executive Vice President, Chief Financial Officer